EX 99.1

Transcript of Conference Call held on November 20, 2013
PARTICIPANTS
Corporate Participants

John D. McDermott – Chairman, President & Chief Executive Officer, Endologix, Inc.
Dr. Benjamin W. Starnes – Professor of Surgery, Chief-Division of Vascular Surgery, University of Washington
Dr. Andrew Holden – Associate Professor and Director of Interventional Radiology, Auckland City Hospital
Dr. Matthew Thompson – Professor of Vascular Surgery, St. George’s University
Other Participants

Brooks West – Analyst, Piper Jaffray, Inc.
Jason R. Mills – Analyst, Canaccord Genuity, Inc.
Joanne K. Wuensch – Analyst, BMO Capital Markets (United States)
Steven M. Lichtman – Analyst, Oppenheimer & Co., Inc. (Broker)
Chris Cooley – Analyst, Stephens, Inc.

MANAGEMENT DISCUSSION SECTION

John D. McDermott, Chairman, President & Chief Executive Officer

All right. Well, good evening, everybody. I’m John McDermott, CEO of Endologix. I’m going to apologize up-front for my voice, which is leaving me. For some reason, it picks, of all nights, tonight, but I’ll do my best. Tonight’s presentations will be recorded and broadcast live on our website, and there will be a transcript following tonight. The objective here tonight is to provide an overview of the company, new product pipeline, the markets, our clinical plans and activities and then most importantly to also give you an opportunity to hear directly from thought leading clinicians on their experience with the different technologies, their perspectives on the markets. And then when we’re done, we’ll open it up to Q&A so you’ll have an opportunity to ask them questions directly.

Before I drop into the slides, so there’s a couple of just quick organizational announcements I want to make. One of them is fairly recently, it’s been about a month ago, we brought on board a new member to our leadership team, Dr. David Deaton. Dr. Deaton is a vascular surgeon, actually a thought-leading vascular surgeon. He’s been in the vascular and specifically in the aortic area for well over 20 years. Company got to the size where we really needed day-to-day clinical insight and input into our activities and priorities, our clinical programs and our R&D. So, Dr. Deaton has joined us as Chief Medical Officer. And he is here tonight. David, if you could just stand so everybody could see you. David’s been a great addition.

And then, one other thing, we’re going to take this opportunity to also announce a promotion inside the company. Many of you I think have had the interactions with Bob Mitchell. Bob is our current President of International. Bob came to us a few years ago in conjunction with the Nellix acquisition just at the end of 2010. Bob was the CEO of Nellix. He’s been on board and been running the international business and during his tenure has built that into a very significant business.

And as we look up over the next several years, our sales, our marketing, our global activities and all of our clinical programs really need to be well integrated, and so we’re taking the opportunity while we’re all here to announce Bob’s promotion to President. I’m still the Chairman and CEO, but Bob will take full responsibility for sales, marketing and clinical affairs, and that’s effective in January. So, Bob, congratulations.

So, let me take you through tonight’s presentation. Again, I’ll do my best with the voice here. Here’s our Safe Harbor statements. Here is the physicians that are going to present.

Just quickly, Dr. Ben Starnes is going to go first. Dr. Starnes is a vascular surgeon from the University of Washington, very, very experienced thought leader specifically in aortic repair. He does all endovascular repair in all vascular beds, but has really become very highly regarded and recognized for his work in the aorta. And he is going to talk to you about Ventana and provide his perspective on the technology as well as the fenestrated space in general. So Dr. Starnes is – he participated in the clinical trial and he’s also on the steering committee, which advices the company on our Ventana activities.

Next, you’re going to hear from Dr. Andrew Holden. Dr. Holden was the first physician, did the first human implant with the Nellix device several years ago and he has also currently done more Nellix implants than any other physician in the world. So, he is extremely well qualified to provide his perspective on Nellix. He’s also used all of the other endovascular devices. So, in addition to sharing with you his results and experience with Nellix, he can answer any questions to put that technology in perspective with other aortic devices.

And then, lastly, Dr. Matt Thompson from London, also a very highly regarded thought leading physician, does – treats all vascular disease, but is also very, very well-known for his work in the aorta, both endovascular and surgical, has experience with all the devices, has been directly involved in many of the device development programs and is extremely well qualified to also talk to you about aortic. He is going to be talking about Nellix, his perspective of the device and share some of his clinical experience.

So, that’s the lineup. I’m going to go through some information about the market, the technology and the clinical activities and then I’m going to hand it over to the physicians. They’ll give presentations and then we’ll open it up to Q&A at the end.

So, this is how we got things organized in terms of the market. The traditional infrarenal market, solutions for the complex aortic market and then we’ll go through our clinical programs.

First, on the traditional infrarenal market. It’s important that we all get calibrated on the various market segments because we have different technologies that are going to address different parts of the anatomy. So, this first part will just be designed to get you calibrated.

The largest segment of the infrarenal market is what we call and we’re going to do this by neck length, all right. We measure everything in dimensions here in terms of market segments in the aorta. The vast – the biggest part of the market is the segment of the market that is neck lengths greater than 10 millimeter, and you can see from the illustration what I’m talking about here. That represents 65% of the diagnosed aneurysms. The neck segment is that segment of the market between 10 millimeter and 5 millimeter, that’s another 14% of the diagnosed aneurysms, and lastly, that segment of the market which is less than 5 millimeters, which represents another 21%. And you can see how that’s distributed on this illustration of a blood vessel over to the right. So, those are the markets segments and the diagnosis.

You can see from this illustration, where you have the hash marks that represents those segments of the market that are underserved or underpenetrated. So, the current market, the large majority of the market in the neck lengths greater than 10 millimeters is relatively well served. There are still some patients that don’t get endovascular graft, those would be patients with ruptures, some patients still of a younger patient may prefer open surgical repair, a very, very highly angulated neck might still go there.

But by and large, most of these patients are treated today with EVAR. The other two segments that – between 10 millimeters and 5 millimeters and less than 5 millimeters are penetrated in a very, very minor way, most of those patients still go to open repair or don’t get treated at all, as you can see from this illustration. So, I’m going to talk to you about the two segments. The traditional market and our plans for that, as well as the complex market and our plans for that.

We’ve got two technology platforms to address all of these market segments and I’ll explain these as we go through these, how uniquely they are positioned to treat the different aspects of the disease.

The first product I want to highlight is VELA. This is a new product. You have heard me refer to this device in the past as AFX2. So we are introducing this product at this meeting for the first time. If you go by our booth upstairs, you’ll see it. You can get a hands-on demonstration. What this device is, it’s the aortic proximal extension to AFX. And as you can see here from the slide, the device was developed to provide physicians with very precise delivery and deployment. We have already got FDA approval and are conducting a limited market introduction, expect to go full commercial introduction sometime in the later part of the first quarter with this device. So when we think about AFX and we think about VELA, the segment of the market that technology will address is this traditional segment, okay, the 65% of diagnosed aneurysms.

Next, Nellix. I’m not going to spend a lot of time on that. Dr. Holden will actually take you through some aspects of the device as well as share his experience. But as you know, many of you already know this is the only technology that really seals the entire aneurysm sac, was developed to treat some of the shortcomings with existing EVAR devices. When we think about Nellix and its applicability to these market segments, we believe that Nellix is unique and that it can actually treat a larger segment of the market. So, in addition to treating the traditional 10-millimeter necks, we have clinical plans to broaden that indication down to 5-millimeter necks, and I’ll talk about that as we go through. So, in addition to AFX and VELA, we have Nellix, which will treat a larger segment and actually open up what we consider today the traditional market segment.

Status of Nellix. Most of you already know we got CE Mark earlier this year. We’ve been running a limited market introduction. Both Dr. Holden and Dr. Thompson have been a part of that in all of our clinical activities to date. We’ve done over 200 cases in Europe. We’ll start to open that up a little bit at the end of this year and continue to expand the number of centers over the course of next year.

As you can see here, we’ve learned a lot over the last several months about sizing the device, the sizes required for the device, our training programs, as well as future enhancements. So this time period, I know many of you’ve been anxious about us, getting more ambitious with the launch. It’s been very useful for us to learn as much as we can about the device. We want to do it right. We want to take our time. And I feel like we’re well prepared going into 2014.

Let’s talk about the complex market segment. So, as I mentioned earlier, these are the two pieces of the pie up in the top left quadrant. They are the least penetrated or the most underserved market segments where there are just aren’t good solutions for patients today.

One of the technology platforms that we have here is Ventana, okay. So, we developed this device several years ago. It was the first off-the-shelf fenestrated device. It was designed to provide an easier device to cannulate the renal arteries. We’ve continued to get that feedback. Dr. Starnes will talk more about that, provide broad applicability using the AFX platform.

Just to get to you calibrated with the segments of the market that Ventana is designed to treat, it’s this segment here, okay. These necks shorter than 10 millimeters down to no neck are what we call pararenal aneurysms. So that’s the market segment that Ventana was developed to address.

As most of you also know, we made a decision earlier this year to put the trial on hold. We experienced a higher rate of renal reinterventions than anticipated in the original trial design. We have conducted a root cause analysis, completed preliminary testing, and expect to resume our clinical activities in 2015. I’m telling you this because this is the update that we were planning to give before the end of this year. I’m not going to provide another update between now and the end of the year. We are going to meet with the FDA next month, but I don’t think it’s going to materially change our plans moving forward. So I’d like you to consider this the year-end update.

Dr. Starnes will actually provide you with a much closer look at the actual data and the data that will be presented from the podium later this week. So you’ll get a good look at the reintervention rates and the safety profile of the device. So this would be the first time we’ve presented more detailed clinical results on Ventana. Another technology that we have, some of you have heard about this and more and more physicians are talking about this, for this very complex segment of the market, specifically 5 millimeters and less, is the use of the Nellix technology together with branches. And you can see that illustration here on the slide.

The potential benefit of this is that it’s off the shelf. And it’s in-situ customization, which is to say the physicians have really what they need in terms of treating these patients now. They don’t have to wait for a custom device and they can adapt to the patient’s specific anatomy. One of the things that you may not appreciate is even with the current custom devices, there are a lot of limitations to those devices. And still a fairly significant number of those patients don’t get treated because of their adverse anatomy. This represents a potential solution to that.

When you see the market segment that Nellix with branches could potentially treat, it’s this segment up here in the top left, okay. This is your 5 millimeter and less market segment. So then, when you put all these market segments together, both the traditional and the complex and the technologies, I can show you how this builds, again, you’ve got AFX and VELA to treat the traditional market segments. You’ve got Nellix to treat the traditional as well the shorter neck market segments. You’ve got Ventana to treat everything less than 10 millimeters. And then you’ve got Nellix to potentially treat less than 5 millimeters.

So what you can see from this illustration is we’ve actually got a dual technology opportunity, two different platforms to entirely treat the market which positions us very unique. I think if you look at all our competitors, they’ve really got a single platform. We’ve got two platforms to address the entire marketplace and feel like we’re uniquely positioned.

Now, let’s talk about our clinical programs. The first one is VELA Registry. So with this new device, we plan to launch a registry in the middle of this year. It’s a registry designed to capture real-world clinical data. We didn’t need that for the FDA approval but we want to gather and analyze data and supply that data to the marketplace. We also think there’s opportunities to broaden the indications with AFX and VELA beyond where they are they today. We’ll do 250 patients in 30 centers with two-year follow-up and expect to start enrollment in the middle of the year.

Next is what we call EVAS FORWARD. If you’ve heard EVAS, that acronym stands for Endovascular Aneurysm Sealing. This is a collection of clinical studies designed to demonstrate the safety and efficacy of the Nellix platform in a broad range of anatomies. The initial IDE trial, we don’t have formal approval yet, we do have a conditional FDA approval. We’ve got a few minor questions that still need to be addressed, but we still remain hopeful and we still expect to get our final IDE by the end of this year. In fact, we’re having a investigators’ meeting while we’re here at this meeting. But this study in the U.S. and a few international centers will involve 180 patients, 30 centers, five international, 25 in the United States, one-year follow-up. The principal investigator is

Dr. Jeff Carpenter. And based upon his timeline, we would expect to get FDA approval in the second half of 2016.

Beyond the IDE, we already announced a few weeks ago the first patient enrolled in the Nellix Global Registry. So actually, the first patient was with Dr. Holden. That is a 300-patient, 30-site clinical program, again, to gather real-world clinical data and a post market registry, so we can use that to broaden indications as well as provide a robust data set to further support the adoption of Nellix. And then you should also expect from us a series of additional clinical studies to support a broader indication for Nellix over the next few years. I mentioned we’re going to go after these short necks, these necks between 10 millimeters and 5 millimeters. We also expect to pursue Nellix in highly angulated necks. We’re interested in potentially using Nellix for ruptures. And we’re also interested in potentially using Nellix for branched, that short segment that I mentioned up above.

And the way this is going to look, this is a very busy slide, but I think it’s an important one. As you can see from the top the Global Registry which we’ve started now, I wanted to give you an idea of when you could expect to see data points, when you would expect to see follow-up data at different points over the next several years. So, from the Global Registry, you’ll start to see one-year follow-up in 2015, two-year in 2016 and then three-year in 2017. Then you’ve got the IDE clinical trial which we will enroll in next year. We expect to submit the PMA in the end of 2015, first part of 2016, get approval by the end of 2016. So when we launch in the United States between the Global Registry and the U.S. IDE clinical trial, we’ll have just under 500 patients in the study. And we think that’s a good robust number to enter the U.S. market and have good long-term follow-up.

In addition to those two clinical programs, we will run arms of the Nellix IDE to address these other market segments over the next several years. I can’t tell you if this is going to be the exact timing of each of these additional arms, but I want to give you a broader perspective on where we’re going to be investing and how we plan to broaden Nellix’s indication beyond any of the other endovascular aneurysm devices.

So, just to wrap this up, in terms of these three key areas, expanding the traditional market, I already showed you we’ve got two platforms to address the traditional aneurysm market, one of which Nellix has the potential to expand that to include necks as short as 5 millimeters. We’ve also got two platforms to address the complex market segment, both Ventana and Nellix, a promising alternatives, each has the potential. There could be some overlap, but we’ll also find through the course of our clinical work that there could be unique attributes to each system for certain patients.

And then lastly, our robust clinical data programs. Over the next several years, we’ll run the AFX/VELA Registry as well as the EVAS FORWARD clinical programs.

So with that, I’m going to – and again, we’ll take questions at the end. What I would suggest, and before I have Dr. Starnes come up, is if you can save your questions to the end and initially have them more focused on the clinical questions while we have the doctors here, and then I’ll stick around afterwards to do any business-related questions, but the doctors have a more pressing time schedule than I do. So, let’s focus on the clinical questions first and then we can go to the business stuff.

So, with that, if you would please join me in welcoming Dr. Starnes. Ben?

Dr. Benjamin W. Starnes, Professor of Surgery, Chief-Division of Vascular Surgery, University of Washington

Thank you, John. It really is my pleasure – sorry, it must be something going around here. It is my pleasure to speak before you this evening. My portion of this presentation is only going to be about 10 minutes or 12 minutes. I do have to say that I met John McDermott several years ago, and I’ve been really impressed with his leadership at this company. And I’ll also tell you that I made fun of him a little bit at the National Sales Meeting, because I think, he looks like the new James Bond, Daniel Craig, isn’t – I mean, am I the only one that thinks that? I mean, he’s kind of got those bright blue eyes, and it’s really intense, but, anyway, okay.

So, I’m going to share with you a little bit about my experience. I work at Harborview Medical Center in Seattle, and I serve as Chief of the Division of Vascular Surgery there in Seattle. And Harborview sees more ruptured aortic aneurysms than any hospital in the country and probably most hospitals in the world. We see between 30 and 50 ruptures a year. Most hospitals will see only one or two ruptures in a year, most community hospitals. The whole reason we’re here tonight is to try and conquer this aneurysmal disease and to prevent death from rupture of the aneurysm.

My interest in some of these proximal aortic neck deficiencies began with implementing a protocol for managing patients with ruptured AAA using endovascular techniques, and we were able to cut the mortality rate in half by using EVAR to treat ruptured AAA. That was dramatic. Most of the patients who are not candidates for endovascular repair were not candidates because of these challenges. And so, I’ve been involved in trying to conquer some of these challenges over time, and this is what we’re talking about. We’re talking about proximal aortic neck deficiencies.

So these necks, between 1 millimeters and 8 millimeters, where there is no parallel wall or, as you see in the bottom right corner, there is no neck for sealing of a conventional stent graft, and this is why Ventana was created, to be an off-the-shelf solution for managing these patients. I’ll share with you our experience over a five-year period from 2007 to 2011. 352 patients with aneurysms, and this mirrors the data that doctor – that John presented, showing that two-thirds of those patients can be treated with conventional technologies, but about a third will require some other form of therapy to manage a juxtarenal aneurysm.

We’ve had fenestrated devices for a number of years. There are custom fenestrated devices where a graft can be ordered and manufactured. It usually has a time delay of about six weeks before those grafts can get to the provider, but that doesn’t really help you in the case of a symptomatic aneurysm or a rupture. There are snorkel and chimney techniques. I’m not a big fan of those types of parallel stent graft technologies. And then there are back table or surgeon modifications of the graft for which I was the first physician in the United States to attain an investigator-sponsored IDE for physician modification of stent grafts.

As I stated earlier, these custom fenestrated devices take four to six weeks to manufacture. They take intensive planning. You have to be an expert at planning for these types of devices. Again, they’re not available for urgent or emergent cases. There’s a high turndown rate, about half of these cases can be turned down because of the limitations of creating fenestrations with the available stent grafts. And there’s a potential for aneurysm remodeling and rupture. These particular grafts are limited to a proximal neck length of less than 4 millimeters.

There are also implant procedure challenges. There’s significant skill required in placing these stent grafts. They can potentially have long operative times, long fluoroscopy times and a high amount of contrast usage. When we look at the outcomes of some of these commercial devices, they’re actually quite good. We have about 10 years of experience looking at fenestrated repair, and the technical success rate is 93%; 30-day mortality rate, under 3%. The 12-month vessel patency is high, and those patients who go on to require dialysis or reintervention is low.

So, the durability of fenestrated repair actually remains a challenge. This is a paper that was published by Tara Mastracci out of the Cleveland Clinic, and some of the contributing factors to some of these challenges for fenestrated repair involve disease progression or actually placing a dilating process or a stent graft that has outward force into a dilating disease. And there are some challenging dynamics of the paravisceral aorta and branch vessels and also some interesting challenges with device design.

I’ll share with you some of the early data from our investigational device exemption. Looking at 26 patients, we’ve now enrolled nearly 50 patients into this IDE. And these are the grafts that are modified by the surgeon, the graft manufacture time on average, these take about an hour to make. The operative time is respectable at just under three hours. Short fluoroscopy times, short contrast – or I’m sorry, low contrast usage and low estimated blood loss. Technical success is high at 100%, low 30-day mortality, low migration and conversion rates and also low type III, type I endoleak and sac enlargement rates.

So, this is Ventana, and Ventana meets a clinical need that we have right now. It’s an off-the-shelf solution to manage these proximal aortic neck deficiencies. It’s a proximal extension with a bifurcated unibody and anatomic fixation on the aortic bifurcation. You can see that these fenestrations are movable within this central portion of the Ventana graft, and there is broad patient applicability because these penetrations don’t need to be customized to every patient. This is a graft that can be taken off the shelf and placed in most patients. So this is something that I was quite interested in especially for managing patients with ruptured AAA. And I can tell you from our experience having implanted several of these devices, this is an easy graft to implant compared to some of the other fenestrated devices that are out there.

The reason I say it’s easy is because if you look at the offset that is created between the delivery system here and that branch vessel, it allows a wide open space for you to be able to get your catheters out into the renal arteries and to get that graft into position, so very impressed with this device.

Let’s look at the two trials that gave us the confidence to proceed with the United States Investigational Device Exemption. This was Dr. Holden’s pilot study and the CE study by William Quiñones. These were – there were nine centers involved in the early feasibility studies for this device, small numbers of patients, but very high technical success rate for Ventana, very respectable 30-day major adverse event rates and 0% 30-day mortality.

The stent/graft integrity was 100% and 97%. There is an asterisk next to 97% because that was a single patient who was treated way outside the Instructions for Use for the device on a compassionate use and that patient had stent/graft integrity issues. And also, you could see that the reintervention rates are comparable with many of the other technologies that are on the market.

So looking at the U.S. Investigational Device Exemption Study, the objective of this study was to look at the safety and the effectiveness of the Ventana device for treating juxtarenal and pararenal aneurysms. Multicenter, prospective, single-arm study, up to 25 centers and we actually enrolled 76 patients at 22 centers by May of this past year. The endpoints that we looked at were major adverse event rates at one month, continuing out to five years and effectiveness was described as treatment success at one year. And we’re also following these patients out to five years. The actual median follow-up was seven months. These are all results at one year and you can see that the technical success is extremely high, 74 out of 76 patients. Zero aneurysm ruptures, one conversion to open repair, one patient that had aneurysm sac expansion that was treated with a simple reintervention, one patient with clinically significant migration.

And then if you look in the red box below, you’ll see the secondary interventions and renal interventions. These were high – they’re somewhat low, but they’re higher than currently available fenestrated stent graft technologies. And so, they were higher than we had anticipated and that’s why the trial was put on hold.

When we looked at the complications and did a thorough root cause analysis of some of these device failures, we found two things. One was lateral displacement of the graft in the mid-section that could lead to complications, and those complications were renal stent graft fractures, Ventana wire fractures and graft material wear and perforation. So, this whole concept of lateral displacement of the graft happening out to two years from initial implant was something that we noticed would require device enhancement. So, an opportunity for redesign or improvement in the device design.

The second thing that we noticed as a complication or as part of this root cause analysis was the technique of implanting the device itself. There were various different techniques done by various different providers, and we felt as if some of these techniques led to renal occlusions and renal interventions. And as part of the – the steering committee and the medical advisory board for this company talking on multiple occasions with many of the thought leaders around the world, we feel as if technique does matter, and so we’ve learned some lessons.

In summary, I think this is a technology that’s here to stay. The advantages of the Ventana device are that it’s an off-the-shelf design with broad anatomical applicability. It’s easy to put in, very simple to cannulate the renal arteries and has – or offers a very high technical success. And there’s a very, very good initial safety profile. This is a good device.

The limitations are that we do notice a reduced tolerance to lateral movement in the aorta, and with the design having two fenestrations in a single scallop, I think we’ve got some opportunity for device enhancement. And I’m actually excited that Dr. Deaton is now the Chief Medical Officer. He’s a very experienced vascular surgeon and I think with some of his leadership, he’s going to help guide the device in the right direction.

So, in conclusion, I think we’ve noticed that with custom fenestrated repair, there’s good, short and midterm results with progressive loss of therapy success over time. There are some recognized limitations of complexity of the planning for the procedure, the conduct of the procedure and the wait times of up to six weeks to get the device.

As far as the Ventana design, this is the first program to advance the practice of fenestrated aneurysm repair in three to five years with this off-the-shelf design. I think it’s broadly applicable, has a good safety profile, a high level of acute success across a broad range of experienced users. And the future plans are for device enhancements, rigorous testing and then resuming the clinical trial with a better device that’s going to have better results.

I’m happy to take your questions at the end of this session and I thank you for your time. And one more thing, I wanted to give you this, if you look at these slides carefully, in the top left part of this slide is our actual logo from the University of Washington, and if you look at it very closely, it says Constantia Comes Victoriae, which means, in Latin, with persistence comes victory, and I think that’s the motto of every vascular surgeon in the nation because you have to be persistent in some of these difficult cases. The Wright Brothers did not come up with a perfect airplane the first time they set out to device a winged aircraft, but they eventually got to it. So I’m happy to answer your questions at the end. Thank you very much.

Dr. Andrew Holden, Associate Professor and Director of Interventional Radiology, Auckland City Hospital

Thanks very much. So it’s a pleasure also to address you. Andrew Holden from Auckland, New Zealand, and I have been very fortunate to be involved really at the front end with both Ventana and with Nellix. And I want to really share some of our experience with Nellix. And Matt Thompson from London will also share his experience with this device.

Really, I want to focus on – I know John has touched on this in terms of what is the opportunity for Nellix and what is our experience. Now, both the first couple of speakers have spoken about the anatomical limitations of current devices and stated that our current infrarenal technologies can treat roughly 65% of current technologies – current aneurysm anatomies, and that is true. So the question is why would you use Nellix for that group of patients? It’s true that you can get an acute seal with aneurysms with current technologies, but long-term freedom from aneurysm rupture with all EVAR comes at a price, and this has been consistently shown in the two major randomized controlled trials, the EVAR 1 trial and the DREAM trial, but also in registries of the more recent devices have shown a secondary intervention rate to maintain freedom from aneurysm rupture.

And you can see this in the two trials where open repair – basically, patients have open repair, that’s it, I don’t need a secondary intervention. But you can see that secondary intervention rates or freedom from reintervention rates go down progressively as time goes on and it carries on over time.

So what are these reinterventions? Why are we having to reintervene on patients who get an acute seal with endoluminal repair. Well, here is the kind of breakdown of what those reintervention rates were. Actually, sorry, this is actually looking at a data – an FDA database which really shows that even with modern devices we see that there are still secondary interventions. So although EVAR 1 and the DREAM trial were older devices, modern devices, and this is in a U.S. FDA registry, 20% secondary intervention rate, primarily due to endoleaks of various types including type II endoleaks, device migration and limb occlusion.

Now, while these modern devices have clearly reduced the incidence of these type I and type III endoleaks with the – and device migration, this only happens when the devices are being used within the company’s Instructions for Use. And of course, because these devices are not directly treating the aneurysm sac, we still see an incidence of type II endoleak, that is back-bleeding from aortic side branches because none of the current devices, unlike open surgical repair, directly retreat the aneurysm sac.

As I mentioned, currently, a lot of procedures are being done outside of current Instructions for Use. If you look at this publication, 10,000 U.S. patients in the FDA database, around half of them were being treated outside of Instructions for Use. What was the major breach of Instructions for Use? It was a short infrarenal neck. And if you start breaking rules and treating patients outside of Instructions for Use, you may get an acute seal. You may think you’ve treated the patient adequately, but if you look at this publication just this year, you can see that there’s a fourfold increase in developing a late type I endoleak than compared to patients who have favorable neck anatomy, and a ninefold increase in mortality, in aneurysm-related mortality. So, if we break the rules outside of Instructions for Use, the patients in the long term will pay for it.

We also know that if you have to perform secondary interventions, there’s a huge impact on cost. So, you can see, if you follow up a patient and they have no endoleak and they don’t require a secondary intervention, it’s relatively cheap to follow these patients. But if we don’t, the price skyrockets. So, as this author said in 2007, we should essentially be looking for devices that can reduce the incidence of endoleaks and secondary interventions if we really want to make a cost-effective impact on treatment.

Essentially, the reason that current devices are really lacking in terms of long-term performance and freedom from reintervention and also limitations in treating the wide range of anatomies [ph] who (39:35) really want to do is that they treat patients exactly the same way. They do not directly treat the aneurysm sac by simply seal the aneurysm from exposure to blood by sealing at the proximal and distal attachment sites. All the devices currently do that.

And so, essentially, they require a proximal and distal anatomy that’s suitable a length of normal [ph] caliber (39:59) aorta parallel length that’s not dilated or conical or aneurysmal. So these short, angulated and correlated – conical infrarenal necks and also short or dilated iliac arteries are problematic. And as I’ve mentioned several times, these devices do not directly address the aneurysm sac, and that is why you can get a type II endoleak. If you could ablate the aneurysm sac, you could not get a type II endoleak.

Now, it’s fair to say there’s a lot of debate about the significance of these back-bleeding endoleaks. We know that they happen very commonly, somewhere between 20% and 30%. And we also know that if you have a type II endoleak, you are going to get ongoing aneurysm sac expansion. And we showed this in our own review. We just looked at a subgroup of patients who all had the Cook Zenith TriFlex device. And in the patients who had a type II endoleak in blue, over five years, the aneurysms didn’t shrink at all, in fact, they continued to grow. So you can imagine compared to the patients who had no type II endoleak the aneurysm shrank, and this is actually a problem.

You go and see the patient in the clinic a year afterwards and you say, look, your aneurysm is not shrinking, in fact, it’s getting a bit bigger. We treated you for an aneurysm, it’s getting bigger, but don’t worry – and it’s also got some leaking. But don’t worry about it, we think it’s a safe thing to do. So, certainly, type II endoleaks are a major problem, a major Achilles’ heel for EVAR. Really, the only device currently available that does replicate the surgical approach of ablating the aneurysm sac is the Nellix EndoVascular System. It’s radically different to any other system we currently use.

I do want to just mention briefly TriVascular Ovation, because that company will certainly promote their technology as also an aneurysm sealing technology. In fact, it does use these polymer filled rings to seal the proximal attachment sites. So, it does appear to be pretty effective at preventing type I endoleaks, but it does not directly treat the aneurysm sac. If I was that company, I would certainly be wanting to promote it as a sealing technology like Nellix, but it’s very different. It leaves the aneurysm sac completely untreated and therefore allows type II endoleaks, device migration problems, exactly the same as any other endograft.

Let’s just go through some of the parameters or key features of the Nellix EndoVascular System. Really, these are two covered balloon expandable stents. They’re covered by a PTFE sleeve. There are chromium cobalt balloon-expandable stent, very strong radio-resistive force and then they are – the role of those stents is purely to maintain blood flow to the lower limbs. The surrounding endobags are the devices that really do the work. They are filled with a bio-stable polymer and you can see that these compliant endobags fill up all the nooks and crannies of the aneurysm as well as the proximal and distal sealing zones to completely exclude the aneurysm from any flow to ablate the aneurysm sac. So we can’t get device migration and we can’t get endoleaks of any type. You can see in this cartoon that we can also treat a concomitant iliac artery aneurysm because we’ve got the sealing technology and we’ve certainly had that experience.

So how do you do this procedure? It’s incredibly simple. It’s basically deploying two balloon-expandable stents. We have an ability to perform an angiogram at the top end through nose cones to position these devices below the renal arteries as close as we like to the renal arteries. And we can also perform angiography through the delivery sheets to position these devices relative to the iliac arteries and the hypogastric arteries. Once we’re happy we’re in an excellent position, we can deploy those covered stents. And then, we can fill the endobags with polymer. As you can see, the polymer fill the endobags, take up the aneurysm blood lumen and exclude the aneurysm from any pressure.

Here’s an example of a straightforward anatomy. You can see at 9:15, I’m introducing one of the stents and we’re about to deploy the stents in that position. At 9:32, I’m removing the delivery system after we’ve sealed the aneurysm. So we’ve treated that aneurysm in 17 minutes. It’s extremely easy with straightforward anatomy.

But this compliant endobag technology allows us to treat some anatomies that we couldn’t treat with anything other than a fenestrated device or open repair like this conical neck. You can see here that a standard endograft that relies on graft [ph] will have (44:59) position just could not oppose a conical neck and seal. This patient would need open repair or a complex fenestrated repair, but the compliant endobag, and you can see the top of the endobags here, completely sealed this aneurysm. And we can use this device in moderately angulated necks as well.

Now, as I’ve mentioned several times, a real appeal is that we are excluding branch artery backfilling. So we don’t see type II endoleaks. And here you can see the inferior mesenteric artery here and it’s completely thrombosed because there’s no way for it to back-bleed into the aneurysm sac. If you look at completion angiography, you often see this space where the aneurysm sac was, no backfilling because it’s completely ablated and here on this movie, you can see that we are filling lumbar arteries and they are filling back to their ostia and other devices they would back-bleed into the aneurysm sac, but they can’t do that in this patient because the aneurysm sac blood lumen is completely filled with the endobags.

In terms of follow-up, we can survey these patients with both CT and ultrasound. Here you can see the surrounding endobags and the central stents with blood lumen on CT. And on ultrasound, you can see them very nicely, the endobags and the stents with flow on Doppler. So, we can use both our usual modalities for surveillance.

And one of the key things and really appealing things for this device is to treat ruptured aneurisms. Now we know about 25% of patients who had treatment of aneurysms for rupture. Certainly, the Nellix procedure lends itself to treating ruptures. Why is that? Essentially, the Nellix stents are all 10 millimeters in diameter. And so essentially, all we need to do is pull out the correct device based on its length. And then we don’t have to carry a huge inventory of devices to treat these. The second thing is the procedure is incredibly simple. Two kissing stents quick and easy. We don’t need to put a device up, cannulate a short limb, extend down.

As I showed you, these procedures are very quick and easy. And this ruptured procedure has been performed in several locations. Here’s one we did. This was a tough case. You can see the patient came in with a ruptured aneurysm, but they also had a large iliac artery aneurysm. And we can take these Nellix devices up very quickly and easily deploy those stents, get the endobags out. Very quickly, we have sealed the aneurysm from rupture. And you can see the follow-up appearance in this patient. On CT, the rupture is excluded by these Nellix stents.

Here’s another rupture case done in Europe, Dainis Krievins currently lent me these slides for a rupture he treated with Nellix, again, quickly and successfully. So this group of patients is very well treated with the Nellix EndoVascular System. What about our experience? Well, just we’ve done a number of more cases during the development phase of Nellix, but certainly using the commercial CE Mark device, 58 cases, a 100% technical success, aneurysm-related mortality not seen at all. One procedural error really where we got a transient type Ib endoleak that we could treat, no type II endoleaks. No other device can report there. Type II endoleak rates, 25% to 30%, and every other device, 0% with Nellix. The one secondary intervention was really an operator error, but there again, it’s extremely low.

So certainly, reintervention following EVAS occurs more frequently. And the longer we follow up patients with standard devices, the more often they need secondary intervention and that is a major cost and surveillance burden. Also know that current devices can’t treat a lot of current aneurysm morphology. And none of the current EVAR devices address the aneurysm sac. I think I’ve shown you that EVAS with Nellix is very promising in treating a wider range of aneurysm anatomies. But if we can prove this freedom from secondary intervention, it may well be that we can perform Nellix, discharge patients without the follow-up much the same as we do with surgical repair and really make a huge impact on the cost and quality of patient care.

Okay. Well, thanks very much. Now, Matt, is going to carry on discuss some other aspects of Nellix and his experience.

Dr. Matthew Thompson, Professor of Vascular Surgery, St. George’s University

Okay. Good evening, everyone. It’s a pleasure to be here. My name is Matt Thompson. I’m a vascular surgeon from St. George’s Hospital in London. So, I’m going to talk a little bit about perhaps the expanding applicability that you might use on aneurysm sealing technology for beyond what might be considered a traditional endovascular aneurysm repair.

And what I’m going to talk to you about tonight is really in two phases. I’m going to give you a little bit of a background of a study that we did that actually looked at the applicability of the EVAS System to a general patient population that you would see in a typical secondary or tertiary practice. And then, having done some cases, I’m going to share my thoughts with you on where we might see clinical utility of the Nellix System. Firstly, in contemporary practice, but then actually perhaps more in expanded practice in slightly more complex diseases.

So, as Andrew says, one of the attractions of the Nellix System is that it may well address some of the contemporary difficulties that we have with traditional bifurcated endografts. The surveillance program that all of us have to bind to for patients with bifurcated endografts is a huge resource, but in time – terms of time and personnel. So, in my institution, we’ve got about 1,500 patients on surveillance and need to employ three full time techs just to actually look after our surveillance program. So, the attraction of Nellix in reducing perhaps the need for secondary interventions invents the need for surveillance [ph] issued very attractive (51:49). But of course, to do that, you have to be able to apply the technology to your patient population.

So, this is a study that we did earlier this year in my institution looking at the applicability of Nellix to a population that presented in secondary care. So, we looked at the morphological anatomy of the [indiscernible] (52:11) 776 patients who’d come to our institution between 2002 and 2012. We put them on a workstation, looked their 3D aortic morphology and basically compared the anatomy of these patients to the anatomy within the instructions for use of other standard endografts. So, the IFU that we used for Nellix, John has been talking about, treating patients necks next up to 5 millimeters, we took a more conservative approach in these particular IFU and lots of patients with 10-millimeter neck length, 18 millimeter to 32 millimeter diameter proximal neck, and a bloom lumen of less than 60 millimeters.

[ph] And this results really (52:57) that compares the morphological applicability of the Nellix System, so what you might call the tradition bifurcated endografts in practice today. And you can see that Nellix pretty much has the highest morphological applicability within the standard instructions for use and beats Medtronic, Zenith Flex and Gore Excluder in various degrees of percentages. You might want to just note that the main morphological criteria that precluded the use of the Nellix graft was a blood lumen greater than 60 millimeters.

So having made some comments about the applicability of the Nellix System in a standard population of patients with aneurysms, I thought I’d just share with you my thoughts on where I see Nellix in contemporary practice at our institution in London. And I’m going to talk a little bit about its applicability as an all-purpose graft, but I would preface those comments by saying the performance of the registries is going to be absolutely key in where we are going to be able to use Nellix in the future because we do tend to see with standard endografts problems occurring from three to five years to 10 years on. And so, quite clearly, the use of Nellix as an all-purpose graft is going to be predicated on long-term results.

But I think Nellix in the immediate future is going to have significant applicability in challenging anatomies, particularly short common iliac arteries, patients who’ve got challenging proximal neck anatomy and then a whole group of patients who have short necks, complex necks and require a more complex solution.

So what about the use of Nellix as an all purpose graft? Well, it’s extremely attractive. As Andrew says, it’s a relatively simple procedure, although I would iterate that it’s a procedure that needs to be done with a great degree of care, because the bailout options are perhaps more limited than you would see with standard bifurcated grafts, but done with certain care. There is really no reason to foresee that you’ll need to bail out very often.

This is a typical sort of patient who you would put a bifurcated endograft in, but you would have some concern that the chronicity of that neck is going to lead you into surveillance problems later on. You can see that when you use the Nellix System in this particular sort of anatomy, you actually use a large proportion of the conical neck as your sealing zone, and I think there is certainly the expectation that we’re going to get good long-term results with this sort of anatomy.

But again, I’d reiterate, the use of Nellix as an all-purpose graft is going to be somewhat dependent on long-term registry data, understanding that its huge potential to reduce the need for secondary interventions and surveillance is going to be fulfilled. So this is perhaps the most common indication why I choose Nellix over anything else in my practice at the moment. Patients with a conical proximal neck do badly with standard endovascular graft. When you treat this sort of patient, you’ve got to try and get a seal in that conical neck, which mean you either put a small endograft right at the renals with perhaps a 5 millimeter to 10 millimeter sealing zone or you put a very large endograft to try and fill the conical neck, in which case you can expect the neck to dilate over subsequent years.

If you use a Nellix system, in this particular sort of anatomy, you essentially convert the hole of the conical neck into a sealing zone, you fill it with the endobag and the polymer and actually you are able to create a seal that is much longer than you get with the standard endograft right up to the renal arteries, and I think that shows enormous clinical promise for the future.

Short common iliac arteries are a real problem, not necessarily in a predominantly Western population, but the shortness of the common iliac arteries in the Asian market cannot be understated as a reason why people have difficulty with endovascular repair.

There’s a whole loaded solutions that people have tried out in China or in Japan, to try and get around the very short common iliacs because quite clearly, the shorter your common iliac is, the more difficult it is to get a very durable seal without actually losing one or other [ph] at the (57:33) hypogastric arteries. Now, as Andrew said, with regard to type II endoleaks there’s some [ph] controversy (57:39) about how important it is to keep your internal iliac arteries or hypogastric arteries in circuit, but there are consequences to occluding these arteries all the way from buttock claudication to impotence.

The Nellix System offers a solution for these patients with short common iliacs, which may have very significant implications for use in the Asian market in the future. Using the endobag to actually seal the aneurysm and extending just a short way into the common iliac arteries gives I think what is going to be a very durable seal in the common iliac arteries and allows preservation of the hypogastric arteries. So I think this is quite an important finding.

Well, what about the treatment of more complex disease? Well, we’ve covered quite a lot of this territory already. If you have an aneurysm with a very short neck, so perhaps between 5 millimeters and 10 millimeters or actually with pararenal aneurysms below the 5 millimeters, what are our options? Well, it’s somewhat limited. Open surgery is of course the traditional bailout for patients who are unsuitable for endovascular grafts.

Open surgery in specialized centers has very good results, but if you start looking at communities, results of open surgery are really quite poor. And I’ll show you some community data from the UK in a moment. The off-label use of endografts or traditional infrarenal endografts has been done by everybody. As we’ve heard, approximately 50% of all bifurcated endografts across the globe are put in outside of the instructions for use, but we do know that if you push these indications, you will generally get [ph] poor or (59:22) long-term results with regard to the development of endoleaks and the need for subsequent secondary reinterventions. And indeed late aortic rupture was one of the reasons why the randomized endovascular versus open trials showed no benefits in the long term.

Fenestrated EVAR, Dr. Starnes has spoken about a lot. We’ve been lucky in Europe we’ve had access to custom-made fenestrated endografts for over 10 years. Without doubt, the results are very good when you can treat the patient with them. But in my practice, about 50% of my patients will not be suitable for fenestrated endografts due to various issues predominantly access, tortuosity and angulations.

And then we came to parallel grafts, which are controversial. Like Dr. Starnes, I’m not a fan of parallel grafts, primarily because you have to be concerned about the long-term durability, you’re essentially trying to fit two circles together, you’re always going to have a gap between those two circles, which will translate into an endoleak. The results of these parallel grafts have been pretty good in the short term, but I think I, like many physicians, which share some concern about long-term durability.

So just some comments on open surgery, this is a population base study. If you look at results from specialized census in the United Kingdom, treating suprarenal aneurysm, everyone reports rates of about 5% in terms of mortality. If you look at the community, you can see that the mortality rates go all the way up to 25% in certain areas of the country and these are similar to community studies that have been produced elsewhere. So open surgery is not necessarily a great option for these difficult patients.

So how might Nellix work? Well, Nellix potentially offers a solution to complex proximal aortic neck anatomy. Quite clearly, we don’t have any long-term results, but certainly in compassionate use, we’ve utilized Nellix in patients who’ve got very dilated and very angulated proximal necks. All of these patients have got a short-term seal. We’ve had no aortic-related problems up to six months. Clearly this is very short-term data, but undoubtedly there is a solution here to be used in compassionate use for patients who present with symptomatic aneurysms who have no other option.

Can you do very short necks? Well, you probably can with Nellix. This is a patient where you can see the right renal artery pretty much comes off the aneurysm sack. This patient presented with a symptomatic aneurysm and was treated with a Nellix graft trying to seal the aneurysm all the way to the level of the renal arteries. And this is possible with the sort of technology that Nellix gives us. We’re not committed to actually putting the polymer in until we actually decide we’ve got the grafts in the right position. You can do a technique of pre-fill where you can fill the endobags with saline until you’ve got the angiographic result that you desire. And this patient again had a good short-term result.

What about sealing technology and parallel grafts? Well, I think most of us who’ve used Nellix are of the opinion that it may well offer a very reasonable solution and a better possibility of long-term durability when you’re using parallel grafts. The attraction of using the Nellix system is that the endobag filled with polymer should be able to wrap around the parallel grafts, not leave a gap or a gutter between two circles, and therefore potentially offer a more durable solution.

This is the sort of thing that you see on the bench, so this is a plastic model essentially with two renal stents and two Nellix grafts, you can see the endobags filled with polymer and the polymer is actually insinuating itself around the chimneys. We’ve done a couple of patients like this. This is a patient who essentially has got a no neck aneurysm, presented with a 9-centimeter aneurysm, was turned down for fenestrated solution on the basis of both access and tortuosity and angulation of the renal arteries, was treated with a single right renal chimney and a Nellix graft, and actually has had extremely good short-term result with filling of the aneurysm sac and preservation of the renal function. Now, I won’t pretend to you that I know the long-term results of these, but actually it seems to [ph] walk off (01:04:10) theoretically a much more durable solution than using chimneys with conventional grafts.

So just sum up then in terms of where I see Nellix and its potential in complex patients. There is the potential for the sealing systems overcome the limitations associated with conventional bifurcated endografts, particularly with regard to the requirement for surveillance and reintervention. I think there is an opportunity again using the Nellix System to expand endovascular options in complex proximal neck anatomies and also short common iliac anatomies that are not easily addressed with traditional endografts.

We do have the use of a potential chimney solution for an off-the-shelf solution to treat patients with both juxtarenal and pararenal aneurysms and the ability to take these grafts off the shelf is important. However, I’d predicate all the results by saying we do need mid and long-term outcomes. Thank you.

John D. McDermott, Chairman, President & Chief Executive Officer

Okay. Thanks, guys. We got a little bit of time. I’m going to probably lose a couple of these guys, but I’m happy to start to take questions. Brooks?

QUESTION AND ANSWER SECTION

<Q – Brooks West – Piper Jaffray, Inc.>: Thanks. I had a question for Dr. Starnes, on the [ph] Ventana (01:05:34) that you presented.

<A – Ben Starnes – University of Washington>: Yeah.

<Q – Brooks West – Piper Jaffray, Inc.>: Great, sorry, Brooks West at Piper Jaffray. For Dr. Starnes and John, I don’t know if we can bring those slides back up, but I was trying to relate the root cause analysis to the secondary interventions that he talked about and specifically – and what I’m trying to tease out is what’s kind of device and what’s – technique. But how do we relate the root cause analysis to the – be it the renal or the all secondary interventions that are on those slides?

<A – Ben Starnes – University of Washington>: Yeah. So, I think I can speak to your questions. So, the actual slide deck for the steering committee is about 85 slides in length and goes into very detailed analysis. As far as technical considerations, the – if you understand the Ventana device, I think we brought some for you to hold and touch, but the central portion of that device is essentially a baggy material that – where the fenestrations are very movable and one of the things that you can do is actually push the fenestration marker way out into the renal artery. And if you’re used to doing other fenestrated techniques, you would typically line up your renal stents with that fenestration marker, which in other stent grafts is the graft fabric edge itself, that’s the edge of the aortic wall.

And we believe that some of these providers were pushing the renal stents too far out into the renal arteries and there was too much baggy material on the proximal portion of that renal stent graft. So that’s the technical portion of it all. The lateral displacement we haven’t figured out yet. We don’t know why the stent graft itself is – in some of these patients is moving in that lateral direction. But what that’s causing is unlike the other fenestrated technologies, it’s causing that fabric to exert shear on those renal stents and you just – you can’t do that because renal stents don’t tolerate shear stress very well. And you get stent graft fractures in the renal stents themselves, that’s a bad problem because patients can lose their renal artery, lose their kidney, potentially need to go on dialysis, et cetera.

<Q – Brooks West – Piper Jaffray, Inc.>: Do you sense that that’s a device issue or is that also a technique issue?

<A – Ben Starnes – University of Washington>: We do. We think one of these main issues is a device-related issue and one is a technique issue for implanting the device, but it’s a solid concept. The overall concept is an off-the-shelf design to treat these proximal neck deficiencies.

<Q – Brooks West – Piper Jaffray, Inc.>: Maybe two quick follow-ups if I could. John, you’ve got about a year delay built in between meeting with the FDA and starting clinicals again. Could you kind of go over what’s happening during that timeframe?

<A – John McDermott – Endologix, Inc.>: Yeah.

<Q – Brooks West – Piper Jaffray, Inc.>: And then secondly, how do we think about the timeframe to a CE Mark?

<A – John McDermott – Endologix, Inc.>: I’ll address the first one because I don’t have an answer to the second one, but as – and I’m so sorry about my voice, as we got into the redesign efforts, what became pretty clear as Dr. Starnes was talking about, we felt we could make some interim changes that would work. But honestly we weren’t really satisfied with the fact that we were still going to end up with the device that only could treat half of the patients. You’ve heard that’s a major limitation with all the fenestrated devices. And our decision was, if we’re going to redesign the device, let’s redesign it in a way that to expand the patient population dramatically.

That’s what led to the longer time to return to the clinic. So, that’s why we are going to meet with the FDA next month. But we’re probably going to broaden the scope of the development effort to expand the applicability of the technology to a wider range of patients. I can’t tell you today what I think that CE Mark timeline will look like yet, because we got to do some more development work. But we’ve done our basic timelines and we think we can enter the clinic in 2015. That’s what I can tell you.

Yeah, Jason?

<Q – Jason Mills – Canaccord Genuity, Inc.>: Thank you. Jason Mills, Canaccord Genuity. Two questions, one on Ventana and to follow up on Brook’s question, and one on Nellix. First on Ventana. Just curious, how are these patients doing that had – they had to go through the secondary and/or renal interventions? And how challenging are the sorts of interventions that you’re having to do? I’m just trying to get a sense for – you mentioned I think a little bit how challenging they could be. I’ll ask the follow-up in a second.

<A – Ben Starnes – University of Washington>: Yeah. So, the – these reinterventions have ranged from a simple outpatient procedure where a renal stent is used to extend for an edge stenosis. So we take a self-expanding stent and put that inside the balloon-expandable stent to smooth out a kink. So, that’s been part of the reinterventions. But some of these reinterventions have involved major surgery to include a hepatorenal bypass in a patient that lost a renal artery stent on one side and was worried about losing his other side. So we actually did an elective bypass procedure to avoid that complication.

<Q – Jason Mills – Canaccord Genuity, Inc.>: Thank you. And then, John, on Nellix, I think in one of the slides, it was mentioned that approximately 25% of the aneurysms that you see are sort of these difficult variety. I can’t remember which slide it was, I think it was one of the Dr. Holden’s slides, seems like a relatively big patient population that can benefit from ruptured aneurysm. I think it was ruptured aneurysms. Given that the size of the potential market opportunity for that segment – difficult segment, have you contemplated or will you perhaps contemplate – will you discuss with the FDA the potential for instead of a separate trial maybe a nested registry within the original trial? Does that make sense at all to do to try to get maybe that approval or indication earlier?

<A – John McDermott – Endologix, Inc.>: Yeah, we were interested in rupture, but I want to get the first IDE approved and running, get some traction and then we’ll go back and start to explore, not only rupture, but some of these other broader indications.

Yeah, hey, Joanne.

<Q – Joanne Wuensch – BMO Capital Markets (United States)>: Hi. Thanks. Joanne Wuensch from BMO Capital Markets. It’s a question from Dr. Thompson. In the UK, Nellix has been there for a good nine months now. Can you talk a little bit about – you talked about your response – but the people around – the physicians around [ph] who to (01:12:20) uptake the level of interest, the training required. And when the product goes live next year in a more meaningful way, how do you think that disseminates throughout the rest of the countries? Thank you.

<A – Matt Thompson – St. George’s University>: Okay. Thanks for your question. So, we’re in a reasonably limited market release at the moment. And at present, there would probably be only two centers in the UK who’ve got a significant experience of Nellix at the present time. So I think we’ve got sites running and probably five about to launch or have done a handful of cases. So, that’s the experience. The anticipation, expectation and interest level is extremely high. So Nellix is potentially a destructive technology. It’s a different way of looking at aneurysm repair. So the level of interest is extraordinarily high. And I would probably share with you that I have a number of colleagues who look at me with green eyes of envy, but I have it and they don’t.

So, I think the level of interest is very high. How will it roll out and in terms of training? I think it’s true to say that as we’ve got more experience with it, there is a learning curve to the implantation of any new endovascular device. I think that’s true for bifurcated grafts as well as the Nellix System. But the Nellix System is very different. I think there have been a lot of learning issues. I think the procedure is technically easy, but you need to do it with [ph] a studious (01:14:01) attention to detail because actually the bailout options are reasonably limited.

[ph] Training (01:14:09) issues therefore are going to important and I think a formulized training program with probably some degree of mentorship is going to be important to make sure that the results stay as good as they are when it’s rolled out in a more widespread basis.

<Q – Steve Lichtman – Oppenheimer & Co., Inc. (Broker)>: Thanks. Steve Lichtman from Oppenheimer. First question on Nellix in juxtarenal, perhaps can you talk about how you’re going to formalize that protocol or that plan, but perhaps in Europe over the next couple of years in terms of using Nellix in conjunction with chimney technique? What sort of plan should we be thinking about there or what’s going to be required [indiscernible] (01:14:59)?

<A – John McDermott – Endologix, Inc.>: Yes. As you saw, some cases have been done already. But what we’d like to do is do more development and bench work to make sure that we don’t get surprised. So, we’re doing a series of flow dynamic work. We’re also looking at different designs to really optimize the system for that. It wasn’t originally designed for that. It can be used for that, but we want to make sure that we just don’t get surprised in clinic. So, there will be, over the course of this year, additional bench and development work to really validate the concept. Then, we would start to consider the clinical activity.

<Q – Steve Lichtman – Oppenheimer & Co., Inc. (Broker)>: Okay, great. And then on VELA, looks like a little bit earlier launch next year than you previously talked about. John, talk a little bit more about the benefits that you see of VELA and then we’ll – do you see this is a premium option and premium price product for you guys as you roll out next year?

<A – John McDermott – Endologix, Inc.>: Yeah, the big advantage with VELA is really the precision of the placement. As you saw just by the illustration, the importance of the neck length really is a critical variable. And with our current system, I would give it a B, maybe a B- in terms of the level of precision. So that’s been an improvement opportunity for us for some time. And I think with VELA, I give it an A. So the docs will be able to put the device precisely where they want it to go every time. So, so far, the feedback’s been very positive. As it relates to a premium, we’ll charge a slight premium, but the cost is a little bit higher. So it won’t be material as it relates to gross margins.

Other questions ? Yeah, Brooks.

<Q – Brooks West – Piper Jaffray, Inc.>: Just from a business stand point, how long do you keep two horses in a juxtarenal race? I mean, at what point do you pick on either Nellix or Ventana?

<A – John McDermott – Endologix, Inc.>: Yeah. I think you do that when you’ve got good clinical data on both platforms. And we also collaborate with the clinicians who gather experience in both. My experience with these things is that they never turned out just like you think they’re going to, when you go into them. And you learn whether it’s anatomical issues or patient factors. But if you can afford to have two platforms going after one problem, I think you’re going to ultimately win from a commercial perspective.

And I think we’re probably a couple of years away from deciding if we’re going to go one or the other or end up with both. We want to take them both in the clinic because I think you’re going to find – we’ll find, there are going to be some patients that are better treated with one alternative over the other. I just can’t tell you exactly what those are today. Any other questions ?

<Q – Chris Cooley – Stephens, Inc.>: Thanks. Chris Cooley at Stephens. Question for Drs. Thompson and Holden, you’ve had the longest probably experience with the Nellix device of the panel. Help us think about what type of long-term data you view as sufficient. We’ve heard from some clinicians there’s a question that as the pulsatility of the sac slows, you may see remodeling longer term. And as that remodeling occurs, does that alter the efficacy of the graft itself? [ph] Maybe if you tell us if you’re (01:18:36) seeing that and if you think you would see that, when in fact that would occur, and at what point in the duration? Thank you.

<A – Andrew Holden – Auckland City Hospital>: Yeah, those are some great questions. In terms of remodeling what we have seen is that the aneurysm sac can actually shrink because this resorption of thrombus that’s in the aneurysm, because it’s now not under pressure. But it will only shrink down to the size of the endobag. So, the in points we look at another EVAR devices that is aneurysm shrinkage. We don’t expect to see with Nellix and we haven’t seen that.

In terms of any other remodeling, and are probably the biggest criticism of long-term follow-up with Nellix or concern I think is what you’re addressing and say [ph] what say this and (01:19:23) chronic change in the neck. There’s some dilatation of the neck and you didn’t start getting flow into an aneurysm space around the Nellix devices, some sort of morphological change and some light complications. And, I would say that that concern is born out from people who perhaps haven’t made the paradigm shift of the fact that you’ve actually sealed the entire aneurysm. If we look at the [ph] laws (01:19:48) of rupture risk in terms of surface area exposed to pressure, the rupture risk of some little contained leak is much, much lower than a type I endoleak in a traditional endograft where the entire diseased aorta wall is exposed to pressure.

And so, having said that, it’s likely that the paradigm will be very different. What I can say is that we’re lucky enough to what we did out there is Nellix in Auckland five years ago. And although the device has dramatically changed in terms of its ease-of-use and some of the other features, it’s essentially the device we used five years ago. So, we have long-term follow-up on patients [ph] after (01:20:27) five years and we’ve seen none of those changes at all.

So, I think we do need to [ph] collect much (01:20:35) data set there as very small. We need to get [ph] much more (01:20:38) data and I think the kind of timeframes that Matt was talking about, about really saying that this is disruptive in terms of really taking the market of infrarenal aortic aneurysm by storm and capturing the vast majority of the market, we’d like to see at least two-year follow-up and possibly a little longer.

<A – Matt Thompson – St. George’s University>: Yeah, I mean, I’d echo those. I mean, I think in terms of what data we’re going to see and when we are given those, this is truly disruptive, I think you’re looking at two timelines. So, I think there’s a timeline for the morphology because our experience of looking at the bifurcated systems is that the clinical endpoints tend to come later than morphological changes. So, you would generally tend to know if something is going to work by looking at morphological data early. So, naturally, from a [ph] personal safety (01:21:32), I would be reassured by a positive morphological data at a year in terms of true disruption. Yeah, we’re going to need two, three years follow-up in a substantive number of patients.

<A – John McDermott – Endologix, Inc.>: Yeah, Jason?

<Q – Jason Mills – Canaccord Genuity, Inc.>: Thanks, John, for taking the follow-up. Jason Mills at Canaccord. I’d be interested just as more general question about your practices and also not just your practices, but the number of physicians that you’re training as folks that are on podiums that are considered KOLs. What we hear from folks like that, such as yourselves, you’re getting more of the complex cases. You also may not be seen as much growth in your EVAR practices as some newer physicians. Just curious on two fronts. One, your growth in EVAR procedures from your perspective, how Nellix and some of these new technologies could contribute to growth? And what you’re seeing in terms of the number of physicians that are doing EVAR procedures? What that could mean to market growth and also what that could mean to outcomes, if you’re concerned at all about to more physicians entering the frame? Would be interested in your thoughts on all of that. Sorry about the multiple part question. It’s what I do best.

<A – Ben Starnes – University of Washington>: Well, I’ll take that first. But I’m the last person to ask a question about market growth because I am a doctor and I know nothing about money. But what I’ll tell you is that we do train the next generation of vascular surgeons and we see these technologies as game changers in our own practice. Even for the straightforward stuff, when we have a ruptured aneurysm come in, if I’m able to put a Nellix device in, in 17 minutes and obliterate that sac, I think that’s going to dramatically change mortality rates, especially for those that half of patients that come in with a ruptured aneurysm and no good seal zone for a conventional graft.

I think that it’s – as far as market growth, I think we’re going to – as we see more and more – so we’re in a interesting period right now where we have these minimally invasive technologies available to treat a broader number of patients who otherwise would have never been offered anything in the past. And we have the highest percentage of our population that is expanding right now are those over the age of 80 years old and the baby boomers are retiring. So we’re seeing, with those two factors, you have a retiring baby boomer generation and you have a very high growing rate of octogenarians and these technologies that can treat more and more patients, that’s resulting in a volume explosion.

I do think however that some of these more complicated procedures are going to be done in volumes, in high volume centers and they’re going to be centralized to those locations. So the need for every vascular trainee to go out and do these complex fenestrated repairs is probably not going to be there.

<A – Andrew Holden – Auckland City Hospital>: Yeah, I think the – in terms of true growth in terms of EVAR, I think there will be growth in terms of replacing open repair, even more so than it’s done now for the reasons I think we’ve clearly outlined, particularly with Nellix. In terms of my own feeling on the position of Nellix in the market and in terms of the existing infrarenal aortic market, as Matt has very – has said several times, I’d reiterate this is all predicated on showing some longer term durability. But to give you insight into our site, so prior to – we do maybe 70 to 80 infrarenal EVARs a year. Prior to us using Nellix, it was a mixture of Gore, Cook, Endurant and some other things including Ovation from TriVascular.

In terms of our practice now, it’s about 90% Nellix for the reasons that we’ve outlined. And around the country, our country, everyone is desperate to get their hands on it, because they’ve seen the results. So, I think in terms of the real growth, this is taking a major portion of the current market share.

<A – Matt Thompson – St. George’s University>: I’ve got very little to add. I mean, I wouldn’t comment on the Junior Doctor’s issue because I think that’s very much a health system difference. I’ve got to tell you, we started off looking at Nellix as a potential interesting solution to some very difficult aneurysms. And being a typical conservative Brit, I thought we’d wait for either a randomized trial or a 500-patient data before we dived into and started using it. Our practice, which is about 120 infrarenal aneurysms a year, is now probably 60% [ph] analysis (01:26:37).

John D. McDermott, Chairman, President & Chief Executive Officer

Any other questions? Okay. Well, thanks very much for coming tonight. I’ll be around if you have any questions for me or the team, and please join me in thanking the doctors for coming out tonight.

Disclaimer
The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2013. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.